Exhibit 10.4
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT CIDARA THERAPEUTICS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

between

CIDARA THERAPEUTICS, INC.

and

JANSSEN PHARMACEUTICALS, INC.

April 23, 2024

Page
1.    Definitions    1
2.    Effectiveness of Agreement; Termination of Collaboration Agreement    18
2.1    Effectiveness of Agreement    18
2.2    Termination of Collaboration Agreement    18
3.    License Grant    19
3.1    License Grant to Cidara    19
3.2    Sublicenses    19
3.3    Retained Rights    19
3.4    Cidara Negative Covenant    20
3.5    Use of Affiliates, Contractors and Sublicensees    20
3.6    No Implied Licenses    20
4.    Transition Activities and Limited Technology Transfer    20
4.1    Transition Activities and Technology Transfer    20
4.2    No Additional Consideration    21
5.    Development and Commercialization    21
5.1    Responsibility    21
5.2    Diligence    21
5.3    Disclosure Regarding Cidara Efforts    21
5.4    Compliance    22
5.5    Regulatory    22
5.6    Manufacturing    22
6.    Financial Terms    22
6.1    Upfront Payment    22
6.2    Development and Regulatory Milestone Payments    22
6.3    Sales Milestone Payments    23
6.4    Sole Financial Consideration    24
7.    Payment; Reports; Audits    25
7.1    Payment; Reports    25
7.2    Exchange Rate    25
7.3    Income Tax Withholding    25
7.4    Indirect Taxes    26
7.5    Records; Audits    26
7.6    Late Payments    27
    i

(continued)
Page

8.    Intellectual Property    27
8.1    Ownership    27
8.2    Joint Patents    27
8.3    Recoveries from Enforcement Actions    28
9.    Confidentiality    28
9.1    Confidentiality    28
9.2    Exceptions    29
9.3    Authorized Disclosure    30
9.4    Confidentiality of this Agreement    30
9.5    Public Announcements.    31
9.6    Publication    32
10.    Representations and Warranties    32
10.1    Mutual Representations and Warranties    32
10.2    Cidara Representations and Warranties    33
10.3    Janssen Representations and Warranties    33
10.4    Mutual Covenants    34
10.5    Cidara Covenants    34
10.6    Janssen Covenants    35
10.7    Disclaimer    35
10.8    Limitation of Liability    36
11.    Term and Termination    36
11.1    Term    36
11.2    Termination for Material Breach    36
11.3    Termination for Bankruptcy    37
11.4    Effect of Expiration or Termination.    37
11.5    Accrued Obligations; Survival    37
12.    Indemnification    38
12.1    By Cidara    38
12.2    By Janssen    38
12.3    Procedure    38
12.4    Insurance    39
13.    Dispute Resolution    39
13.1    Exclusive Dispute Resolution Mechanism    39
13.2    Resolution by Senior Executives    39
13.3    Arbitration    40
13.4    Injunctive Relief; Court Actions    41
ii

(continued)
Page

14.    Miscellaneous    41
14.1    Rights Upon Bankruptcy    41
14.2    Governing Law    41
14.3    Entire Agreement; Amendment    41
14.4    Relationship Between the Parties    42
14.5    Non-Waiver    42
14.6    Assignment    42
14.7    No Third Party Beneficiaries    43
14.8    Severability    43
14.9    Notices    43
14.10    Force Majeure    44
14.11    Further Assurances    44
14.12    Interpretation    44
14.13    Counterparts; Electronic Delivery    44

Exhibit A    CD388
Exhibit B    Cidara Compound-Specific Patents as of the Execution Date
Exhibit C    Technology Transfer Schedule
Exhibit D    Public Announcements

iii

LICENSE AND TECHNOLOGY TRANSFER AGREEMENT
This License and Technology Transfer Agreement (this “Agreement”), dated as of April 23, 2024 (the “Execution Date”), is entered into by and between Cidara Therapeutics, Inc., a Delaware corporation, having an address of 6310 Nancy Ridge Drive, Suite 101, San Diego, CA 92121 (“Cidara”), and Janssen Pharmaceuticals, Inc., a corporation organized and existing under the laws of Pennsylvania, with its principal business office located at 1125 Trenton-Harbourton Road, Titusville, NJ 08560 (“Janssen”). Cidara and Janssen are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
Whereas, Cidara and Janssen are parties to that certain Exclusive License and Collaboration Agreement dated March 31, 2021 (the “Collaboration Agreement”), pursuant to which, among other things: (a) the Parties have collaborated in the research, preclinical development and early clinical development of Cidara’s proprietary AVC molecule CD388 (JNJ-0953) for influenza; and (b) Janssen has an exclusive, worldwide license under Cidara technology to develop and commercialize Compounds (including CD388) and Products;
Whereas, Janssen has decided to externalize further development, manufacture and commercialization of Compounds (including CD388) and Products;
Whereas, Janssen and Cidara desire to enter into this Agreement, pursuant to which, among other things: (a) the Parties will terminate the Collaboration Agreement; (b) Cidara will assume responsibility for further clinical development, manufacture, registration and commercialization of Compounds (including CD388) and Products; and (c) Janssen will (i) grant to Cidara an exclusive, worldwide license under certain Janssen-controlled technology to develop and commercialize Compounds (including CD388) and Products and (ii) transfer certain technology and materials to Cidara and perform certain related transition activities; in each case, upon the terms and subject to the conditions set forth herein.
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Cidara and Janssen hereby agree as follows:
1.Definitions
The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meanings set forth below or, if not listed below, the meanings designated where first used in this Agreement.
1.1“Act” shall mean, as applicable, the U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq.
1.2“Affiliate” shall mean, with respect to any Entity (including a Party), any other Entity controlled by, controlling, or under common control with such Entity at the time of the determination of affiliation. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an Entity shall mean: (a) direct or indirect ownership of more than 50% of the voting securities, capital stock or other equity interests of such Entity; or (b) possession, directly or indirectly, of the power to direct the management and policies of such Entity, whether through the ownership of voting securities, by contract or otherwise.
1.3“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.
1.4“Applicable Law” shall mean all applicable laws, statutes, code, ordinances, regulations, rules, enforceable guidelines, injunctions, judgments, orders, writs, stipulations, awards, arbitration awards, decrees, constitutions, treaties and other pronouncements having the effect of law, in each case, enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to any Party or such Party’s business, properties or assets, including, as applicable, the Act, Prescription Drug Marketing Act of 1987 (21 U.S.C. §§ 331, 333, 353, 381), the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335(a) et seq.), the U.S. Patent Act (35 U.S.C. § 1 et seq.), the Federal False Claims Act (31 U.S.C. § 3729 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), and Anti-Corruption Laws.
1.5“AVC” shall mean a single molecule comprising:
(a)an effector domain consisting of the fragment crystallizable (Fc) region [***] of a human antibody (“Effector Domain”);
(b)one or more targeting domains, each consisting of a small molecule compound or peptide that binds to a surface target of a particular viral pathogen or host cell (“Targeting Domain”); and
(c)one or more linkers to connect one or more Targeting Domains to the Effector Domain, each linker comprising a flexible chain of atoms that may include one or more amino acids, and that is covalently attached at a first end to the Effector Domain and covalently attached at a second end to a Targeting Domain, and which may be branched and covalently attached at additional ends to additional Targeting Domains (“Linker”);
provided, however, that (i) [***] and (ii) [***].
1.6“AVC Component” shall mean an Effector Domain, a Targeting Domain or a Linker.
1.7“AVC Improvement” shall mean any Janssen Invention or Joint Invention made, conceived, generated or reduced to practice [***] that is [***] of (a) [***] or (b) [***].

1.8“AVC Improvement Know-How” shall mean Know-How made, conceived, generated or reduced to practice, in whole or in part, by or on behalf of Janssen or any of its Affiliates in the course or as a result of conducting Development activities with respect to any Compound [***] that relates or is directed to [***] of (a) [***]or (b) [***].
1.9“AVC Improvement Patent” shall mean any Patent Right Controlled by Janssen or any of its Affiliates during the Term that Covers an AVC Improvement, including Janssen’s or its Affiliate’s interest in any AVC Improvement that is a Joint Invention.
1.10“Average Net Selling Price” shall mean, on a CD388 Product-by-CD388 Product (or Other Active-by-Other Active, as applicable) and country-by-country basis in the Territory, the aggregate Net Sales for such CD388 Product (or Other Active, as applicable) in such country divided by the number of units of such CD388 Product (or Other Active, as applicable) sold in such country during the applicable reporting period, expressed in the applicable local currency.
1.11“Biosimilar Application” shall mean an application submitted to the FDA under subsection (k) of Section 351 of the Public Health Service Act (“PHSA”) or equivalent in any other jurisdiction pertaining to and naming a CD388 Product as a reference product (such as in an instance described in Section 351(l)(9)(C) of the PHSA).
1.12“Biosimilar Product” shall mean, with respect to a CD388 Product and on a country-by-country basis in the Territory, a product that (a) is marketed for sale in such country by a Third Party (not directly or indirectly licensed, supplied or otherwise authorized by Cidara or any of its Affiliates or (Sub)licensees); and (b) has received Marketing Approval in such country by means of an abbreviated procedure that relies in whole or in part on the safety and efficacy data contained in the BLA or MAA for such CD388 Product submitted by or on behalf of Cidara or its Affiliate or (Sub)licensee in such country to establish bioequivalence to such CD388 Product.
1.13“Business Day” shall mean a day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, USA, are authorized or required to be closed for business.
1.14“Calendar Quarter” shall mean a period of three calendar months ending on March 31, June 30, September 30 or December 31; provided, however, that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and extend until the end of such Calendar Quarter and (b) the last Calendar Quarter of the Term shall begin on the first day of such Calendar Quarter and end on the effective date of the expiration or termination of this Agreement.
1.15“Calendar Year” shall mean a period of 12 calendar months ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2024; and (b) the last Calendar Year of the Term shall begin on January 1 of the Calendar Year in which this Agreement expires or terminates and end on the effective date of expiration or termination of this Agreement.

1.16“CD388” shall mean: (a) Cidara’s proprietary compound having the structure and amino acid sequence set forth in Exhibit A hereto and labelled “CD388”; or (b) any base form, ester, salt form, racemate, stereoisomer, crystalline polymorph, hydrate or solvate of such compound.
1.17“CD388 Cell Banks” shall mean the [***] cell banks [***], as identified in the Technology Transfer Schedule. For clarity, the term “CD388 Cell Banks” [***], including [***], but [***].
1.18“CD388 Product” shall mean a Product comprising or containing CD388.
1.19“China” shall mean the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau, and Taiwan.
1.20“Cidara Compound-Specific Patent” shall mean any Cidara Patent existing [***]: (a) that Covers (i) [***], (ii) [***], (iii) [***], or (iv) [***]; and (b) a claim of which [***]. For the avoidance of doubt, a Cidara Patent that Covers [***], without any claim of such Cidara Patent [***] shall not be a Cidara Compound-Specific Patent. The Cidara Compound-Specific Patents existing as of the Execution Date are listed in Exhibit B hereto.
1.21“Cidara Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Cidara or any Affiliate of Cidara.
1.22“Cidara Know-How” shall mean Know-How Controlled by Cidara or any Affiliate of Cidara as of the Effective Date or during the Term that is necessary or useful for the Development, Manufacture, or Commercialization of a Compound or Product; but excluding any Cidara Patents and Joint Technology.
1.23“Cidara Patent” shall mean any Patent Right Controlled by Cidara or any Affiliate of Cidara as of the Execution Date that Covers any invention (including any Cidara Invention) that is necessary or useful for the Development, Manufacture, or Commercialization of a Compound or Product; but excluding any Joint Patent.
1.24“Cidara Technology” shall mean the Cidara Know-How and the Cidara Patents.
1.25“Clinical Trial” shall mean any study in which human subjects are dosed or treated with a pharmaceutical or biological product, whether approved or investigational, including a phase 1 trial, phase 2 trial, Phase 3 Trial or post-approval clinical trial.
1.26“CMC” shall mean chemistry, manufacturing and controls.
1.27“CMC Development” shall mean Development activities related to the CMC of drug substance and drug product intended to ensure the proper identification, quality, purity and strength of the drug, including test method development and stability testing, process development, drug substance development, delivery system development, technology transfer, process validation, process scale-up, formulation development, quality assurance and quality control development.

1.28“CMO” shall mean a Third Party contract manufacturing organization or Third Party contract development and manufacturing organization.
1.29“Collaboration Activities” shall mean any and all activities conducted by or on behalf of either Party or jointly by or on behalf of the Parties under the Collaboration Agreement during the Collaboration Term, including the Research Plan Activities, any non-clinical and clinical research and drug Development or Manufacturing activities conducted by or on behalf of Janssen or any of its Affiliates outside of Research Plan Activities, and the practice of any license granted by either Party to the other Party under the Collaboration Agreement.
1.30“Collaboration Agreement Date of Effectiveness” shall mean May 13, 2021.
1.31“Collaboration Term” shall mean the period beginning on and including the Collaboration Agreement Date of Effectiveness and ending on the Effective Date.
1.32“Combination Product” shall mean (a) a product that contains CD388 and at least one Other Active in the same therapeutic preparation or formulation, or (b) a CD388 Product co-packaged with at least one Other Active, sold and invoiced as a single unit for a single price in a single package or container. For clarity, the presence of any drug delivery vehicle or excipient in either of the foregoing ((a) or (b)) in itself shall not be deemed to create a Combination Product.
1.33“Commercialization” shall mean any activities directed to marketing, promoting, detailing, distributing, importing, exporting, using, offering to sell or selling a drug or biologic product, including activities directed to obtaining Pricing and Reimbursement Approvals, conducting pre- and post-Regulatory Approval activities and launching and promoting such drug or biologic products in each country, as applicable. When used as a verb, “Commercialize” means to engage in Commercialization activities.
1.34“Commercialization Approval” shall mean, with respect to a Product and any country or regulatory jurisdiction, receipt of [***] Marketing Approval for such Product from the applicable Regulatory Authority in such country or regulatory jurisdiction [***]. For illustrative purposes, as of the Execution Date the following are [***] and [***]:
(a)[***]
(b)[***]
(c)[***]
(d)[***]
(e)[***]
For clarity, [***] shall [***] for purposes of this Section 1.34.

1.35“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, diligent, good faith efforts to accomplish such objective that a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion would normally use to accomplish a similar objective under similar circumstances. With respect to any objective relating to the Development or Commercialization of a CD388 Product by Cidara, “Commercially Reasonable Efforts” shall mean those efforts and resources normally used by a similarly situated biotechnology company in the exercise of its reasonable business discretion with respect to a product owned or controlled by such company, or to which such company has similar rights, which product has similar product characteristics, is of similar market potential and is at a similar stage in its development or life as is such CD388 Product, taking into account all relevant scientific, technical, legal, clinical, operational, economic and commercial factors that may affect the Development or Commercialization of a product, including (as applicable): actual and potential issues of safety, efficacy or stability; expected and actual product profile; stage of development or life cycle status; actual and projected Development, regulatory, Manufacturing and Commercialization costs; timelines and budgets; any issues regarding the ability to Manufacture or have Manufactured the product; the likelihood of and timing for obtaining Regulatory Approval or Commercialization Approval; approved labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market, including the expected and actual competitiveness of alternative products in the marketplace; past performance of the product or similar products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; and expected and actual proprietary position, strength and duration of patent protection and anticipated regulatory or other exclusivity as such company would normally use to accomplish a similar objective under similar circumstances. To the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.
1.36“Compound” shall mean:
(a)(i) CD388; or (ii) any other compound, [***] which is Covered by an Existing Cidara Compound-Specific Patent;
(b)any Flu AVC;
(c)any compound that is [***] within [***], which [***] within [***]; and
(d)any base form, ester, salt form, racemate, stereoisomer, crystalline polymorph, hydrate or solvate of any compound described in the foregoing clauses (a) through (c).
1.37“Confidential Information” of a Party shall mean (a) except as set forth in clause (b) of this Section 1.37 and Section 9.1, all Know-How disclosed orally, visually, in writing or in other form by or on behalf of such Party (or an Affiliate or representative of such

Party) to the other Party (or to an Affiliate or representative of such other Party) pursuant to or in connection with (i) the Prior CDA prior to the “Execution Date” (as such term is defined in the Collaboration Agreement, (ii) the Collaboration Agreement prior to the Effective Date or (iii) this Agreement on or after the Effective Date, or (b) all Know-How otherwise expressly deemed to be “Confidential Information” of such Party under Section 9.1 or another provision of this Agreement.
1.38“Control” (including, with correlative meanings, “Controls” or “Controlled by”) shall mean, with respect to any Know-How, Patent Right, other intellectual property right, material or Confidential Information, possession by a Party (whether by ownership or license or otherwise, other than pursuant to a license or other rights granted to such Party under this Agreement), directly or through an Affiliate of such Party, of the ability to transfer or disclose, or grant a license or sublicense under, such right, material or Confidential Information, as applicable, as provided for herein without violating the terms of any agreement or binding arrangement with any Third Party.
1.39“Cover(s)” (including, with correlative meanings, “Covering” and “Covered”) shall mean, with respect to a Patent Right and a product, invention or technology, that, in the absence of ownership of or a license under such Patent Right, the manufacture, use, sale, offer for sale or importation of such product or the practice of such invention or technology would Infringe one or more claims of such Patent Right.
1.40“CRO” shall mean a Third Party contract research organization.
1.41“Data” shall mean any and all results of research, preclinical and non-clinical studies, including in vitro, in vivo, and ex vivo studies, Clinical Trials and other testing of a Compound or Product, and any and all other data generated by or on behalf of a Party related to the Development, Manufacture or Commercialization of a Compound or Product, including biological, chemical, pharmacological, toxicological, safety, pharmacokinetic, clinical, CMC, analytical, quality control, mechanical, software, electronic and other data, results and descriptions.
1.42“Development” shall mean all research and non-clinical and clinical drug development activities and processes, including toxicology, pharmacology, project management and other non-clinical efforts, formulation development, delivery system development, statistical analysis, Manufacturing development, the performance of Clinical Trials (including the Manufacturing of products for use in Clinical Trials), or other activities reasonably necessary in order to obtain and maintain Marketing Approval of a pharmaceutical or biologic product. When used as a verb, “Develop” means to engage in Development activities.
1.43“Effective Date” shall mean the date of the payment by Cidara to Janssen of the Upfront Payment, subject to Section 2.1.
1.44“EMA” shall mean the European Medicines Agency or any successor agency thereto in the EU having substantially the same function.

1.45“Entity” shall mean any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
1.46“EU” shall mean the European Union, as its membership may be constituted from time to time, and any successor thereto; except that, for purposes of this Agreement, the EU will be deemed to include France, Germany, Italy, Spain and the United Kingdom, irrespective of whether any such country is a member state of the European Union.
1.47“EUA” shall mean: (a) an Emergency Use Authorization issued by the U.S. Department of Health and Human Services or the FDA pursuant to Section 564 of the U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. §360bbb-3, or any successor authorization thereto in the U.S.; (b) a conditional marketing authorisation granted by the EMA pursuant to Regulation (EC) No. 507/2006 in the context of a public health emergency, or any successor authorization thereto in the EU, or an equivalent conditional marketing authorization thereto granted by the applicable Regulatory Authority of a Major European Country pursuant to equivalent laws in such Major European Country in the context of a public health emergency, or any successor authorization thereto in a Major European Country; (c) a Special Approval for Emergency granted by Japan’s Ministry of Health, Labour and Welfare under article 14-3 of Japan’s Pharmaceuticals and Medical Devices Act, or any successor approval thereto in Japan; or (d) an equivalent conditional approval granted by the applicable Regulatory Authority of any other country or regulatory jurisdiction in the context of a public health emergency.
1.48“FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereto in the U.S. having substantially the same function.
1.49“Field” shall mean all uses, including all diagnostic, therapeutic, prognostic and prophylactic applications in humans.
1.50“First Commercial Sale” shall mean, with respect to a CD388 Product in a country, the first commercial sale in an arm’s-length transaction of such CD388 Product to a Third Party or Governmental Authority in such country after Marketing Approval of such CD388 Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country [***]. Sales for Clinical Trial purposes, early access programs, named patient, registration samples or compassionate use shall not constitute a First Commercial Sale. In addition, sales of a CD388 Product by and between Cidara and its Affiliates and (Sub)licensees for eventual resale to a Third Party shall not constitute a “First Commercial Sale.”
1.51“Flu AVC” shall mean an AVC (a)  [***] and (b) demonstrated [***] to exhibit antiviral activity against influenza virus; but in each case excluding [***].
1.52“[***] Claim” shall mean any [***] claim of a Patent Right, which claim [***].
1.53“[***] Patent” shall mean any Patent Right that (a) includes [***] and (b) is controlled [***].

1.54“FTC” shall mean the U.S. Federal Trade Commission.
1.55“GAAP” shall mean generally accepted accounting principles in the U.S., consistently applied. Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.
1.56“Good Clinical Practice” or “GCP” shall mean the current standards for clinical trials of pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the EU and other organizations and Governmental Authorities in countries in which a pharmaceutical product is intended to be sold to the extent such standards are not less stringent than U.S. Good Clinical Practice.
1.57“Good Laboratory Practice” or “GLP” shall mean the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the EU and other organizations and Governmental Authorities in countries in which a pharmaceutical product is intended to be sold, to the extent such standards are not less stringent than U.S. Good Laboratory Practice.
1.58“Good Manufacturing Practice” or “GMP” shall mean the part of quality assurance that ensures that pharmaceutical products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable U.S., EU, Canadian and ICH guidance or equivalent laws in other jurisdictions.
1.59“Governmental Authority” shall mean any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.
1.60“IND” shall mean (a) any Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetics Act, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto; or (b) any comparable filing(s) outside the U.S. (such as a clinical trial authorization in the EU) necessary to commence Clinical Trials, including any amendments thereto.
1.61“IND-Enabling Study” shall mean any non-clinical study of a compound (a) that is intended to comply with GLP or (b) the results of which are necessary to support the filing of an IND for such compound.
1.62“Indication” shall mean the diagnosis, treatment or prevention of a discrete clinically recognized form of a disease or medical condition. For clarity, for purposes of this Agreement, (a) treatment of a disease or medical condition [***] and (b) treatment of a disease or medical condition for one or more subpopulations or age groups within the entire population shall be deemed as the same Indication.
1.63“Infringe” (including, with correlative meanings, “Infringed” or “Infringement”) shall mean any infringement as determined by Applicable Law (subject to the immediately following sentence), including direct infringement, contributory infringement or any inducement to infringe. However, in determining whether a claim of a pending patent application would be “Infringed,” such claim shall be treated as if issued as then currently being prosecuted.
1.64“Infringement Action” shall mean the institution of any infringement suit or the taking of other action [***], to the extent the same is directed to a Product Infringement, including defense of a declaratory judgment action with respect to a potential Product Infringement (whether prior to or after the First Commercial Sale of such CD388 Product).
1.65“Initiation” shall mean, with respect to a Phase 3 Clinical Trial, the first dosing of the [***] subject or patient in such Phase 3 Clinical Trial.
1.66“Invention” shall mean any invention, whether or not patented, that was made, conceived, generated or reduced to practice, in whole or in part, by or on behalf of either Party or jointly by or on behalf of the Parties in the course or as a result of the conduct of Collaboration Activities.
1.67“Janssen CMO” shall mean any CMO with which Janssen or its Affiliate contracted for the performance of CMC Development or Manufacturing activities with respect to Compounds, AVC Components of Compounds, or Products, in each case, [***].
1.68“Janssen Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Janssen or its Affiliates [***].
1.69“Janssen Know-How” shall mean Know-How Controlled by Janssen or its Affiliates as of the Effective Date that:
(a)[***]; or
(b)[***].
For the avoidance of doubt, Janssen Know-How includes [***], but excludes any Janssen Patent and any Joint Technology.
1.70“Janssen Patent” shall mean any Patent Right Controlled by Janssen or any Affiliate of Janssen during the Term that:
(a)[***]
(b)[***]

For the avoidance of doubt, Janssen Patent includes [***], but excludes any Joint Patent.
1.71“Janssen Technology” shall mean the Janssen Know-How and the Janssen Patents.
1.72“Joint Invention” shall mean any Invention made jointly by, on the one hand, one or more employees, consultants or contractors of Cidara or any Affiliate of Cidara, and, on the other hand, one or more employees, consultants or contractors of Janssen or any of its Affiliates.
1.73“Joint Patent” shall mean any Patent Right that Covers a Joint Invention.
1.74“Joint Technology” shall mean Joint Inventions and Joint Patents.
1.75“Know-How” shall mean commercial, technical, scientific and other information and know-how, including: (a) biological, chemical, pharmacological, toxicological, clinical, nonclinical, preclinical, manufacturing, safety, analytical, quality control and clinical Data; (b) assays; (c) trade secrets; (d) methods; (e) techniques, skills, instructions and formulae; (f) processes and practices; (g) procedures; (h) specifications; (i) sourcing information and (j) inventions; in each case ((a)-(j)), that are not generally known to the public.
1.76“Major European Countries” shall mean the following five countries: France, Germany, Italy, Spain and the United Kingdom (without regard to whether or not any of the foregoing is an EU member state at any given time).
1.77“Major Market” shall mean each of the following: the U.S., each Major European Country [***].
1.78“Manufacturing” shall mean any activities directed to producing, manufacturing, processing, sourcing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a pharmaceutical or biologic product. When used as a verb, “Manufacture” means to engage in Manufacturing activities.
1.79“Manufacturing Improvement” shall mean any Janssen Invention or Joint Invention made, conceived, generated or reduced to practice [***] that is: (a)  [***] (i) [***] or (ii) [***]; (b) [***]; or (c) [***].
1.80“Manufacturing Improvement Know-How” shall mean any technical Know-How made, conceived, generated or reduced to practice, in whole or in part, by or on behalf of Janssen or any of its Affiliates in the course or as a result of conducting Development (including CMC Development) and Manufacturing activities with respect to any Compound or Product [***] that relates or is directed to (a)  [***] (i)  [***] or (ii) [***], (b) [***] or (c) [***].
1.81“Manufacturing Improvement Patent” shall mean any Patent Right Controlled by Janssen or any of its Affiliates during the Term that Covers a Manufacturing Improvement, including Janssen’s or its Affiliate’s interest in any Manufacturing Improvement that is a Joint Invention.

1.82“Manufacturing Improvement Technology” shall mean Manufacturing Improvements, Manufacturing Improvement Know-How and Manufacturing Improvement Patents.
1.83“Marketing Approval” shall mean approval of a Marketing Approval Application by the applicable Regulatory Authority.
1.84“Marketing Approval Application” shall mean: (a) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act (“BLA”) or a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto in the U.S. (“NDA”); (b) an application for authorization to market or sell a pharmaceutical or biological product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., including, with respect to the EU, a marketing authorization application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition or any national approval procedure (“MAA”); or (c) with respect to any product for which a BLA, NDA or MAA has been approved by the applicable Regulatory Authority, an application to supplement or amend such BLA, NDA or MAA to expand the approved label for such pharmaceutical or biological product to include use of such pharmaceutical or biological product for an additional indication.
1.85[***] shall mean (a) [***], or (b) [***].
1.86“Net Sales” shall mean, with respect to a CD388 Product, the gross amounts invoiced on sales of such CD388 Product [***] to a Third Party or Governmental Authority purchaser in arm’s-length transactions, less the following customary deductions, determined in accordance with GAAP and standard internal policies, procedures, and accounting standards consistently applied throughout Cidara to calculate revenue for financial reporting purposes, including deductions actually taken, paid, accrued, allocated or allowed based on good faith estimates, with respect to such sales (and consistently applied as set forth below):
(a)normal and customary trade, cash or quantity discounts, allowances, wholesaler and pharmacy fees, and credits allowed or paid, in the form of deductions actually allowed or actually paid with respect to sales of such CD388 Product (to the extent not already reflected in the amount invoiced) excluding commissions for commercialization;
(b)excise taxes, use taxes, tariffs, sales taxes and customs duties, or other government charges imposed on the sale of such CD388 Product (including VAT, but only to the extent that such VAT is not reimbursable or refundable), but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale;
(c)outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice;
(d)compulsory and negotiated payments and cash rebates imposed specifically in relation to sales of such CD388 Product (rather than the turnover of a Party generally) to the extent the same are paid to a Governmental Authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program that relate specifically to the CD388 Product, including pay-for-performance agreements or risk sharing agreements in relation to such CD388 Product, but not including government levied fees that are not specific to a CD388 Product such as those levied as a result of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (the “PPACA”) or any other successor program;
(e)retroactive price reductions, credits or allowances actually granted upon rejections or returns of such CD388 Product, including for recalls or damaged good and billing errors;
(f)rebates, chargebacks, administrative fees, and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, Governmental Authorities, or their agencies or purchasers, reimbursers, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of the CD388 Product; and
(g)[***].
All aforementioned deductions shall only be allowable to the extent they are commercially reasonable, and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with Cidara’s, its Affiliate’s or (Sub)licensee’s (as the case may be) business practices consistently applied across its product lines and accounting standards and verifiable. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to such CD388 Product and other products of Cidara and its Affiliates and (Sub)licensees such that such CD388 Product does not bear a disproportionate portion of such deductions. In no event will any particular amount identified above be deducted more than once in calculating Net Sales.
Sales of a CD388 Product by and between Cidara and its Affiliates and (Sub)licensees for eventual resale to Third Parties are not sales to Third Parties and shall be excluded from Net Sales calculations.
In the event that a CD388 Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country (for all financial terms pursuant to Article 6) shall be determined by multiplying the Net Sales amount for the Combination Product during the applicable reporting period, calculated as set forth above, by the fraction A/(A+B), where A is the Average Net Selling Price of the CD388 Product in such country when sold separately, and B is the Average Net Selling Price of the Other Active(s) in the Combination Product in such country when sold separately, in each case, in the same dosage and dosage form and in the same country as the Combination Product during the applicable reporting period. If the Other Active(s) in the Combination Product is not sold separately in such country during the applicable reporting period, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the Average Net

Selling Price of the CD388 Product in such country when sold separately, and C is the Average Net Selling Price of the Combination Product in such country. If neither the CD388 Product nor the Other Active(s) were sold separately in such country during the applicable reporting period, then the respective Average Net Selling Prices during the most recent reporting period in which sales of both occurred in the same country as the Combination Product shall be used. In the event that the Average Net Selling Price of the CD388 Product is not available in a given country for any reporting period, then the Average Net Selling Prices of the respective products described above (in the same dosage and dosage form as the Combination Product) in a proxy country to be agreed upon by both Parties will be used (such agreement not be unreasonably withheld, delayed or conditioned), and if the Parties cannot agree upon such proxy country, or no such comparable sales figures are available in an appropriate proxy country, Net Sales for the applicable Combination Product shall be allocated based on the relative value contributed by the Compound and the Other Active(s) (such relative value to be mutually agreed upon by the Parties in writing).
1.87“Other Active” shall mean any active pharmaceutical ingredient that is not a Compound or a product containing any such active pharmaceutical ingredient (and not containing a Compound). For clarity, drug delivery vehicles, [***] and excipients are hereby deemed not to be “Other Actives.”
1.88“Patent Certification” shall mean any certification filed in the U.S. under 21 U.S.C. § 355(b)(2) or 21 U.S.C. § 355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the U.S. or a comparable application for Marketing Approval under Applicable Law in any country other than the U.S.) or other Marketing Approval Application for a Third Party Competitive Product.
1.89“Patent Challenge” shall mean any action or proceeding (other than any oppositions, cancellations, interferences, reissue proceedings or reexaminations) challenging any Cidara Compound-Specific Patent as being invalid or unenforceable.
1.90“Patent Rights” shall mean any and all (a) patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations and extensions, restorations or adjustments by existing or future extension, restoration or adjustment mechanisms, including supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued right substantially similar to any of the foregoing, and (f) all U.S. and foreign counterparts of any of the foregoing.
1.91“Person” shall mean any natural person or Entity.
1.92“Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c), or any foreign equivalent thereof.

1.93“Prior CDA” shall mean the Confidential Disclosure Agreement between Cidara and Johnson & Johnson Innovation LLC, having an effective date of April 23, 2019, as amended by Amendment #1 to Confidential Disclosure Agreement dated February 25, 2020.
1.94“Product” shall mean any product comprising or containing a Compound, in any and all forms, presentations, delivery systems, dosage forms and strengths, and formulations. For the avoidance of doubt, all pharmaceutical preparations containing the same Compound, regardless of the presentation, formulation, and method of dosing thereof, shall constitute the same Product.
1.95“Product Infringement” shall mean: (a) a Third Party’s Manufacture, use or sale of a Third Party Competitive Product or a Biosimilar Product with respect to CD388 or any CD388 Product; (b) receipt by Cidara of a Biosimilar Application, or of notice that a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), with respect to a CD388 Product; (c) the filing by a Third Party of a Patent Certification with respect to a Third Party Competitive Product; or (d) the institution by a Third Party of a Patent Challenge.
1.96“Regulatory Approval” shall mean, with respect to any product in any jurisdiction, any and all approvals (including INDs, Marketing Approvals and Commercialization Approvals), licenses (including import licenses), registrations and authorizations from any Regulatory Authority that are required under Applicable Law or reasonably necessary for the Development, Manufacture or Commercialization of such product in such jurisdiction for one or more uses, and all amendments and supplements thereto.
1.97“Regulatory Authority” shall mean any Governmental Authority, including the FDA and EMA, that has authority over the Development, Manufacture or Commercialization of pharmaceutical or biological products in a given jurisdiction in the Territory.
1.98“Regulatory Documentation” shall mean: (a) all applications for Regulatory Approval (including Marketing Approval Applications); (b) all Regulatory Approvals, including INDs and Marketing Approvals; (c) all supporting documents created for, referenced in, submitted to or received from an applicable Regulatory Authority relating to any of the applications or Regulatory Approvals described in clauses (a) and (b), including drug master files (or any equivalent thereof outside the U.S.), annual reports, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and Manufacturing records; and (d) all correspondence made to, made with or received from any Regulatory Authority (including written and electronic mail correspondence and minutes from meetings, discussions or conferences (whether in person or by audio conference or videoconference)).
1.99“Research Plan” shall mean the written research plan for CD388 under the Collaboration Agreement, both in the form initially attached as an exhibit to the Collaboration Agreement and as amended and updated from time to time in accordance with the Collaboration Agreement during the Collaboration Term.

1.100“Research Plan Activities” shall mean, collectively, all activities set forth in or contemplated by the Research Plan (including all IND-Enabling Studies of Compound, all CMC Development and Manufacturing activities for Compound and Product, and all Clinical Trials of Product and Development activities related thereto), that, in each case, were performed (in whole or in part and whether or not completed) during the Collaboration Term.
1.101“(Sub)license” shall mean a license or sublicense or other rights to Develop, have Developed, use, make, have made and otherwise Manufacture, sell, offer to sell, have sold, promote, distribute, import, export and otherwise Commercialize a CD388 Product within a particular country or countries of the Territory.
1.102“(Sub)licensee” shall mean (a) any Third Party to which Cidara (or its Affiliate) directly or indirectly grants a (Sub)license, or (b) another Third Party to which a Third Party described in the preceding clause (a) grants a further (Sub)license (through multiple tiers of sublicensing).
1.103“Tax” or “Taxes” shall mean any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).
1.104“Territory” shall mean the entire world.
1.105“Third Party” shall mean any Person other than a Party or any of its Affiliates.
1.106“Third Party Competitive Product” shall mean any product of a Third Party that directly competes with a CD388 Product and is approved for at least one of the same Indications as such CD388 Product.
1.107“Transferred Technology” shall mean all Know-How, Data and biological or chemical materials listed in, or disclosed or transferred to Cidara pursuant to, the Technology Transfer Schedule.
1.108“U.S.” shall mean the United States of America, including its territories and possessions.
1.109“U.S. Dollars,” “US$,” or “$” shall mean legal tender in the U.S.
1.110Additional Definitions. The definition of each of the following terms is set forth in the section of this Agreement indicated below:

Defined Term	Section
AAA	13.3(a)
AAA Rules	13.3(a)
Agreement	Preamble
BLA	1.84
Cidara	Preamble
Cidara Indemnitee	12.1

Claim	12.1
Collaboration Agreement	Recitals
Development/Regulatory Milestone Event	6.2
Development/Regulatory Milestone Payment	6.2
Disclosing Party	9.1
Disputes	13.1
[***]	6.3
Effector Domain	1.5(a)
EPO	1.53
[***]	6.2
Execution Date	Preamble
Existing Cidara Compound-Specific Patents	10.2(b)
[***]	6.3
Indemnified Party	12.3
Indemnifying Party	12.3
Indirect Tax	7.4
Janssen	Preamble
Janssen Indemnitee	12.2
[***]	10.6(d)
License	3.1
Linker	1.5(c)
Losses	12.1
MAA	1.84
NDA	1.84
Outstanding Research Program Costs	2.2(d)
Party/Parties	Preamble
[***]	6.2
PPACA	1.86(d)
Pricing and Reimbursement Approvals	1.34
Protocol	13.3(d)
PHSA	1.11
Receiving Party	9.1
Remainder	8.3
Representatives	9.1
Sales Milestone Event	6.3
Sales Milestone Payment	6.3
SEC	9.5(a)
Senior Executive	13.2
Targeting Domain	1.5(b)

Technology Transfer Schedule	4.1
Term	11.1
Upfront Payment	6.1
[***]	6.2
Withholding Tax Action	7.3

2.Effectiveness of Agreement; Termination of Collaboration Agreement
2.1Effectiveness of Agreement. Except for this Section 2.1, which shall become effective as of the Execution Date, this Agreement shall become effective on the Effective Date; [***].
2.2Termination of Collaboration Agreement. Subject to the terms and conditions of this Agreement, as of the Effective Date, the Collaboration Agreement (including all terms, conditions and provisions thereof and all of the Parties’ respective rights and obligations thereunder) is hereby terminated and of no further force or effect; provided, however, that:
(a)Section 2.2 of the Collaboration Agreement, together with the definitions of the defined terms used in such Section 2.2 set forth in the Collaboration Agreement, shall survive the termination of the Collaboration Agreement and are hereby incorporated by reference in this Agreement;
(b)such termination of the Collaboration Agreement shall not relieve either Party of any obligation or liability accruing prior to such termination under Article 9 of the Collaboration Agreement, nor shall such termination of the Collaboration Agreement preclude either Party from pursuing all rights and remedies it may have under the Collaboration Agreement, at law or in equity, with respect to breach of Article 9 of the Collaboration Agreement by the other Party [***];
(c)except as otherwise expressly set forth in Section 9.1 of this Agreement, each Party’s information that was the subject of confidentiality obligations under the Collaboration Agreement shall be deemed to be Confidential Information of such Party under this Agreement; and
(d)the Parties hereby agree that a final accounting of the aggregate amount of previously-unreimbursed Research Program Costs for which Janssen is obligated to reimburse Cidara pursuant to Section 6.2 of the Collaboration Agreement as of the Effective Date is $855,973 (such amount, the “Outstanding Research Program Costs”). Janssen shall pay the Outstanding Research Program Costs in full to Cidara within 45 days following the Effective Date.
3.License Grant
3.1License Grant to Cidara. Subject to the terms and conditions of this Agreement, Janssen hereby grants to Cidara an exclusive (even as to Janssen), fee-bearing (solely to the extent set forth in Article 6) license, including the right to sublicense as expressly permitted by Section 3.2, under the Janssen Technology and Janssen’s interest in Joint Technology, solely to Develop, have Developed, Manufacture, have Manufactured, use, sell, offer for sale, have sold, promote, distribute, import, export and otherwise Commercialize Compounds (including CD388) and Products in the Field in the Territory (the “License”). For clarity, none of the rights granted by Janssen hereunder include any Janssen intellectual property relating to any Other Active even if included in a Product.
3.2Sublicenses. The License shall include the right to grant (Sub)licenses (through multiple tiers of (Sub)licenses); provided that (a) each such (Sub)license shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement, and (b) Cidara shall be fully responsible for the compliance of its (Sub)licensees with the terms and conditions of this Agreement and for the performance of Cidara’s obligations hereunder. Cidara shall promptly notify Janssen in writing of the execution of any (Sub)license agreement with a (Sub)licensee; except that Cidara may freely sublicense its rights under the License to Affiliates, distributors or Third Parties working under Cidara’s direction or control without notifying Janssen of any such (Sub)license.
3.3Retained Rights. Janssen hereby expressly reserves the exclusive right (even as to Cidara) to practice, and to grant licenses under, the Janssen Technology and Janssen’s interest in Joint Technology, for any and all purposes outside of the express scope of the License.
3.4Cidara Negative Covenant. Cidara hereby covenants on behalf of itself and its Affiliates, not to practice, and not to grant any permission to or cause any Affiliate or (Sub)licensee to practice, any Janssen Technology for any purpose other than as expressly authorized in this Agreement.
3.5Use of Affiliates, Contractors and Sublicensees. Cidara may perform any or all of its obligations or exercise any or all of its rights under this Agreement, through one or more of its Affiliates, Third Party contractors or, subject to Section 3.2, (Sub)licensees; provided, in each case, that: (a) none of Janssen’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or contracting; and (b) each such Affiliate, Third Party contractor and (Sub)licensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of Janssen which are at least as stringent as those undertaken by Cidara pursuant to Article 9; provided, further, that Cidara shall at all times be fully responsible for the performance of such Affiliate, Third Party contractor or (Sub)licensee and the compliance of such Affiliate, Third Party contractor or (Sub)licensee with this Agreement.
3.6No Implied Licenses. No right or license under any Patent Rights, Know-How or other intellectual property rights or information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

4.Transition Activities and Limited Technology Transfer
4.1Transition Activities and Technology Transfer. Within the applicable number of days set forth in Exhibit C hereto (such Exhibit, the “Technology Transfer Schedule”), Janssen shall:
(a)transfer to Cidara all previously undisclosed and available (in written, electronic or other recorded form) Manufacturing Improvement Know-How (including CMC data), AVC Improvement Know-How and other Janssen Know-How, in each case, generated by or on behalf of Janssen or its Affiliates in respect of [***], and in the possession or control of Janssen or any of its Affiliates; provided that, with respect to any of the foregoing that is in the possession of any Third Party, including any Janssen CMO, Janssen shall deliver written notice to such Third Party authorizing and instructing such Third Party to disclose the same to Cidara and to exercise the License with respect thereto on behalf and for the benefit of Cidara;
(b)disclose to Cidara in writing such other material Janssen Know-How within the description set forth in Section 1.69(b) that is in the possession or control of Janssen or any of its Affiliates;
(c)transfer to Cidara (or authorize and instruct Janssen CMOs to transfer to Cidara) all existing quantities of CD388 and CD388 Product clinical material (including drug substance, drug product and AVC Components of CD388) and GLP-grade CD388 and AVC Components thereof in the possession or control of Janssen or any of its Affiliates, with assignment to Cidara of all associated warranties provided by any Janssen CMO with respect to any of the foregoing. The Technology Transfer Schedule sets forth the approximate quantities of CD388 and CD388 Product clinical material (CD388 drug substance, CD388 Product drug product and AVC Components of CD388) and GLP-grade CD388 and AVC Components thereof in the possession or control of Janssen or any of its Affiliates as of the Execution Date; and
(d)transfer to Cidara (or authorize and instruct Janssen CMOs to transfer to Cidara) the CD388 Cell Banks and notify any Janssen CMO in possession of the CD388 Cell Banks in writing that [***].
For clarity, all Transferred Technology is licensed to Cidara under the License, but the Transferred Technology shall not be construed to limit the Janssen Technology licensed to Cidara under the License.
4.2No Additional Consideration. Except as expressly set forth in Article 6, Janssen shall perform all of its obligations under Section 4.1 at no cost to Cidara.
5.Development and Commercialization
5.1Responsibility. Subject to the terms and conditions of this Agreement, including Janssen’s obligations under Article 4, Cidara shall be solely responsible for the Development, Manufacture and Commercialization of, and for preparing and submitting all INDs and Marketing Approval Applications, and obtaining and maintaining all Regulatory Approvals, for,

Compounds (including CD388) and Products in the Field in the Territory, all at Cidara’s sole expense.
5.2Diligence. During the Term, Cidara (itself and through its Affiliates and (Sub)licensees) shall use Commercially Reasonable Efforts to Develop, and to obtain and maintain Regulatory Approval for, one CD388 Product in one Indication in the U.S. and [***] Major European Countries, including to obtain Pricing and Reimbursement Approvals in such countries prior to or as promptly as reasonably practicable after receipt of Marketing Approval for such CD388 Product in such countries. In addition, following receipt of Regulatory Approval and Pricing and Reimbursement Approval, if applicable, for a CD388 Product in the U.S. or any Major European Country, Cidara (itself or through its Affiliates or (Sub)licensees) shall use Commercially Reasonable Efforts to sell, offer for sale, have sold, promote, distribute, import, export and otherwise Commercialize such CD388 Product in such country. [***]. For clarity, Cidara shall have no diligence obligations whatsoever with respect to the Development, registration, or Commercialization of any Product that is not a CD388 Product.
5.3Disclosure Regarding Cidara Efforts. Within [***] after the end of each [***] during the Term, Cidara shall provide Janssen with a written progress report summarizing at a high-level: (a) Cidara’s, its Affiliates’ and (Sub)licensees’ material clinical Development activities with respect to CD388 and CD388 Products in the Field during such Calendar Year, including the results thereof; and (b) Cidara’s, its Affiliates’ and (Sub)licensees’ other material Development activities and its material Commercialization activities with respect to CD388 and CD388 Products in the Field in the U.S. and each Major European Country. Each such report shall also include notice of (i) the submission by Cidara, its Affiliate or a (Sub)licensee of any Marketing Approval Application for a CD388 Product with the applicable Regulatory Authority in any Major Market, (ii) the acceptance for filing by the applicable Regulatory Authority in any Major Market of any Marketing Approval Application for a CD388 Product submitted by Cidara, its Affiliate or a (Sub)licensee and (iii) the receipt of Marketing Approval for any CD388 Product in any Major Market; in each case, during such Calendar Year (except to the extent already disclosed in writing to Janssen pursuant to another provision of this Agreement). On the reasonable request of Janssen, but no more than once per Calendar Year during the Term, Cidara shall discuss such reports with Janssen to facilitate Janssen’s assessment of whether Cidara is complying with its diligence obligations under this Agreement. Cidara’s obligations under this Section 5.3 will terminate with respect to a Major Market upon Cidara’s receipt of the first Commercialization Approval of a CD388 Product in such Major Market. All information provided by Cidara pursuant to this Section 5.3 shall be treated as Cidara’s Confidential Information. For clarity, Cidara shall have no reporting obligations whatsoever with respect to the Development, registration, or Commercialization activities with respect to any Compound other than CD388 or any Product other than CD388 Product.
5.4Compliance. Cidara shall conduct, and require its Affiliates, Third Party contractors and (Sub)licensees to conduct, all activities contemplated by this Article 5 in compliance with all Applicable Laws, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.

5.5Regulatory. Cidara shall be solely responsible for preparing and submitting all INDs and Marketing Approval Applications, and obtaining and maintaining all Regulatory Approvals, for Compounds and Products in the Field in the Territory, at Cidara’s sole expense. All of such submissions and Regulatory Approvals shall be in the name of, and owned by, Cidara (or its Affiliate or (Sub)licensee, as applicable).
5.6Manufacturing. Subject to Janssen’s performance of its obligations under Article 4, Cidara shall have the sole right and authority, at its sole cost and expense, to Manufacture, or have Manufactured, clinical and commercial supplies of Compounds and Products. Cidara will conduct such Manufacturing activities in accordance with the terms and conditions of this Agreement and in compliance with Applicable Law, including those relating to GMP.
6.Financial Terms
6.1Upfront Payment. [***] Cidara shall have paid to Janssen, no later than [***], a one-time, non-refundable, non-creditable upfront payment in the amount of US$85 million (the “Upfront Payment”).
6.2Development and Regulatory Milestone Payments. Within [***] following the first achievement (whether by Cidara, its Affiliate, a (Sub)licensee [***]) of each of the milestone events set forth in the table below by a CD388 Product (each, a “Development/Regulatory Milestone Event”), Cidara shall provide Janssen with written notice of such achievement and pay to Janssen the corresponding one-time, non-refundable, non-creditable milestone payment set forth in such table (each, a “Development/Regulatory Milestone Payment”) within [***]:

Milestone Event	Milestone Payment
[***]	US$[***]
[***]	US$[***]
[***]	US$[***]
[***]	US$[***]
[***]	US$[***]

In the event that [***] occurs [***], the [***] shall be [***], and the [***] shall be [***].
Each Development/Regulatory Milestone Payment shall be payable only once, for the first achievement of the applicable Development/Regulatory Milestone Event by the first CD388 Product to achieve such Development/Regulatory Milestone Event, even if such Development/Regulatory Milestone Event occurs more than once or with respect to more than one CD388 Product. Accordingly, the maximum amount payable pursuant to this Section 6.2 shall be $150,000,000.

6.3Sales Milestone Payments. The first time that aggregate Net Sales of all CD388 Products in a single Calendar Year [***] in the Territory equal or exceed the amounts set forth in the following table (each, a “Sales Milestone Event”), Cidara shall pay to Janssen the corresponding one-time, non-refundable, [***] non-creditable, milestone payment set forth in the table below (each, a “Sales Milestone Payment”) within [***] after the end of the Calendar Year in which such Sales Milestone Event is first achieved in accordance with Section 7.1.

Milestone Event	Milestone Payment
First Calendar Year in which aggregate annual Net Sales of all CD388 Products in the Territory equal or exceed [***] in such Calendar Year [***]	US$[***]
First Calendar Year in which aggregate annual Net Sales of all CD388 Products in the Territory equal or exceed [***] in such Calendar Year [***]	US$[***]
First Calendar Year in which aggregate annual Net Sales of all CD388 Products in the Territory equal or exceed [***] in such Calendar Year	US$[***]
First Calendar Year in which aggregate annual Net Sales of all CD388 Products in the Territory equal or exceed [***] in such Calendar Year	US$[***]
First Calendar Year in which aggregate annual Net Sales of all CD388 Products in the Territory equal or exceed [***] in such Calendar Year	US$[***]
First Calendar Year in which aggregate annual Net Sales of all CD388 Products in the Territory equal or exceed [***] in such Calendar Year	US$[***]

*    [***]
Each Sales Milestone Payment shall be payable only once and shall be non-refundable and [***] non-creditable. Accordingly, the maximum amount payable pursuant to this Section 6.3 shall be $455,000,000. If multiple Sales Milestone Events are first achieved [***] during the same Calendar Year, the Sales Milestone Payments corresponding to all of such achieved Sales Milestone Events shall be payable within [***] after the end of such Calendar Year in accordance with Section 7.1. For clarity, Net Sales in a country made [***] shall [***].

6.4Sole Financial Consideration. The payments expressly set forth in this Article 6 are the sole and exclusive financial consideration payable by Cidara to Janssen with respect to the License and rights granted by Janssen to Cidara under this Agreement. Without limiting the generality of the foregoing, Cidara shall have no obligation: (a) to pay royalties to Janssen with respect to net sales or revenues from the sale of any Product; or (b) to pay any milestone payment or other amount to Janssen with respect to the Development, registration, Manufacture or Commercialization of any Compound other than CD388 or any Product other than CD388 Product.
7.Payment; Reports; Audits
7.1Payment; Reports. Commencing with the First Commercial Sale of a CD388 Product by Cidara or its Affiliates or (Sub)licensees, Cidara shall deliver to Janssen within [***] after the end of each Calendar Quarter a report setting forth, on a CD388 Product-by-CD388 Product and country-by-country basis, the Net Sales of CD388 Products during such Calendar Quarter (including the details of any Combination Product adjustment to such Net Sales) and the exchange rates used in calculating such Net Sales. All reports delivered by Cidara under this Section 7.1 shall be Confidential Information of Cidara. For clarity, Cidara shall have no reporting obligations whatsoever with respect to net sales or revenues from sales of any Product other than CD388 Product.
7.2Exchange Rate. All payment amounts specified in this Agreement are expressed in U.S. Dollars, and all payments by Janssen to Cidara under this Agreement shall be paid in U.S. Dollars. When conversion from any foreign currency is required to calculate Net Sales in U.S. Dollars, such conversion shall be made at the rate of exchange for such currency used throughout the accounting system of Cidara and its Affiliates for the applicable period.
7.3Income Tax Withholding. Cidara shall make all payments under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment; provided, however, that Cidara shall use reasonable, good faith efforts to give Janssen advance notice of its intention to make such deduction or withholding and the Parties shall use Commercially Reasonable Efforts to take all such actions as shall enable them to take advantage of any applicable double taxation agreement or treaty. Prior to making any payment subject to deduction or withholding, Cidara shall request from Janssen any documents reasonably required to reduce or eliminate any deduction or withholding from the payment due to Janssen. Any Tax required to be withheld on amounts payable under this Agreement will be timely paid by Cidara on behalf of Janssen to the appropriate Governmental Authority, and Cidara will promptly furnish Janssen with proof of payment of such Tax as well as any official receipts issued by the applicable Governmental Authority or other evidence as is reasonably requested to establish that such Taxes have been paid. Except as otherwise provided in this Section 7.3, in the event there is no double taxation agreement or treaty, or if the applicable double taxation agreement or treaty reduces but does not eliminate such deduction or withholding for Taxes, any such Tax required to be withheld will be an expense of and borne by Janssen. Notwithstanding the foregoing, the Parties acknowledge and agree that if Cidara (or its Affiliates or successors) is required to make a payment to Janssen subject to deduction or withholding of taxes, as described in this Section 7.3, and if the obligation to deduct or withhold taxes arises, or if the amount of such taxes required to be deducted or withheld is increased solely as a result any action taken by Cidara or its Affiliates or a successor or assignee including the assignment or transfer of all or a portion of this Agreement by Cidara pursuant to Section 14.6 or otherwise, or there is a change, whether by corporate continuance, merger or other means, in the tax residency of Cidara, or payments arise or are deemed to arise through a branch of Cidara (each a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, the payment by Cidara (in respect of which such obligation to deduct or withhold taxes is required) shall be increased by the amount necessary to ensure that Janssen receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred. The Parties shall cooperate with respect to all documentation required by any taxing authority or reasonably requested to secure a reduction in the rate of applicable withholding taxes, and the Parties shall provide reasonable mutual assistance with respect to any claim of refund or exemption from Taxes under any relevant agreement or treaty.
7.4Indirect Taxes. Amounts payable under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties. If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar tax (any such tax, an “Indirect Tax”) with respect to the work undertaken under this Agreement, then Cidara agrees to pay that amount if specified in a valid invoice or supply exemption documentation. For avoidance of doubt, Janssen will not be entitled to pass on to Cidara, and Cidara will not be obligated to pay or bear, any tax that is based on Janssen’s real, personal or intangible property (whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to Janssen’s engagement of employees or independent contractors or that Janssen incurs upon subcontracting any work hereunder, in whole or in part, to any Affiliate or Third Party. Janssen is solely responsible, to the extent required by Applicable Law, for identifying, billing, and collecting any Indirect Tax payable by Cidara with respect to payments under this Agreement in all relevant federal, state, county, municipal and other taxing jurisdictions and for filing all required tax returns in a timely manner. To the extent that Janssen does not provide Cidara a valid invoice (i.e., an invoice compliant with this Agreement and the rules and regulations of the jurisdictions of both Cidara and Janssen, including separate identification of the tax where legally required), Janssen shall be responsible for any penalty resulting directly from such noncompliance. The Parties will cooperate in good faith to minimize taxes to the extent legally permissible.
7.5Records; Audits.
(a)Net Sales. During the Term and for a period of three Calendar Years thereafter, Cidara shall keep, and shall cause its Affiliates and (Sub)licensees to keep, complete and accurate records pertaining to the sale or other disposition of CD388 Products in sufficient detail to permit Janssen to confirm the accuracy of all Sales Milestone Payments due hereunder and Cidara’s reports with respect thereto, for at least three full Calendar Years following the end of the Calendar Year to which they pertain. Janssen shall have the right, once annually and during normal business hours and on no less than 30 days’ prior written notice, to cause an independent, certified public accountant that is an internationally recognized expert in the field of audit with offices in the Major Markets and reasonably acceptable to Cidara to audit such records to confirm Net Sales and the timing of achievement of Sales Milestone Events, for a period covering not more than the preceding three full Calendar Years. The records for a given Calendar Year shall be subject to audit no more than one time.
(b)Audit Procedures. The independent public accounting firm conducting an audit of a Cidara pursuant to Section 7.5(a) shall execute a reasonable confidentiality agreement Cidara prior to commencing any such inspection. Following completion of an inspection pursuant to Section 7.5(a), the independent public accounting firm shall, prior to distribution to Janssen, share its report with Cidara. If Cidara provides the independent public accounting firm with justifying remarks for inclusion in the report, the independent public accounting firm shall incorporate such remarks into its report prior to sharing the conclusions of such independent public accounting firm with Janssen. The final audit report shall be shared with both Parties at the same time and shall specify whether (i) any Net Sales reported by Cidara during the audited period were correct and, if incorrect, the amount of any underreporting or overreporting, and (ii) any Sales Milestone Event achieved during the audited period was timely reported and, if not timely reported, when such Sales Milestone Event should have been reported. The audit report shall contain only such information as is reasonably necessary to provide Janssen with information regarding any actual or potential discrepancies. Janssen shall bear the costs and expenses of any inspection conducted under this Section 7.5 unless such inspection reveals [***], in which case Cidara shall bear the costs and expenses of such inspection. If Cidara disagrees with the findings of the audit report, the Parties will meet to attempt to mutually agree upon a resolution to the dispute. If such resolution cannot be reached, such disagreement shall be subject to the dispute resolution procedures set forth in Article 13.
7.6Late Payments. In the event that any payment due under this Agreement (other than any portion thereof that is subject to a good faith dispute between the Parties during the pendency of dispute resolutions pursuant to Article 13) is not made when due, simple interest shall accrue on the late payment at a rate per annum that is [***] basis points (i.e., [***] percentage points) above the Secured Overnight Finance Rate (SOFR) provided by the Federal Reserve Bank of New York or a comparable reference interbank rate per currency (or such other rate and source as the Parties mutually agree in writing) for the period from the due date for payment until the date of actual payment or the maximum rate allowable by Applicable Law, whichever is lower. The payment of such interest shall not limit Janssen from exercising any other rights it may have as a consequence of the lateness of any payment.
8.Intellectual Property
8.1Ownership. As between the Parties, Cidara is and shall remain the sole and exclusive owner of all Cidara Technology, and, except as set forth in Section 4.1(d) with respect to the CD388 Cell Banks, Janssen is and shall remain the sole and exclusive owner of all Janssen Technology. The Parties are and shall remain the joint owners of all Joint Technology. Except to the extent Janssen has granted Cidara the License under Janssen’s joint ownership interest in Joint Technology, and subject to Cidara’s payment, reporting and accounting obligations with respect to CD388 Products under this Agreement, each Party shall have the right to practice and use, and to grant licenses under, such Party’s own joint ownership interest in Joint Technology without the other Party’s consent, and shall have no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting.
8.2Joint Patents. To the extent any Joint Patent exists as of the Effective Date or is filed or issued thereafter:
(a)Cidara shall have the first right, but not the obligation, to prosecute and maintain all Joint Patents, at Cidara’s sole expense and by counsel selected by Cidara. In the event that Cidara desires to abandon or cease prosecution or maintenance of any Joint Patent, Cidara shall provide written notice to Janssen of such intention to abandon promptly after Cidara makes such determination (which notice shall be given no later than 30 days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case, Janssen shall have the right, in its discretion, exercisable upon written notice to Cidara, to assume responsibility for prosecution and maintenance of such Joint Patent, at its sole cost and expense and by counsel of its own choice. Janssen will cooperate with Cidara and provide Cidara with reasonable assistance with such prosecution and maintenance activities with respect to Joint Patents; and
(b)Cidara shall have the sole right, but not the obligation, to bring and control any Infringement Action to enforce any Joint Patent with respect to Product Infringement with respect to CD388 or a CD388 Product, at its own expense and by counsel of its own choice. In the event Cidara brings an Infringement Action in accordance with this Section 8.2(b), Janssen shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Cidara shall not enter into any settlement or compromise of any action under this paragraph: (1) in a manner that would diminish the rights or interests of Janssen without the written consent of Janssen, which shall not be unreasonably withheld; or (2) that would impose any cost or liability on Janssen, or admit the invalidity or unenforceability of any Janssen Patent, without Janssen’s prior written consent, which may be withheld in Janssen’s sole discretion. With respect to any Infringement of a Joint Patent that is not a Product Infringement with respect to CD388 or a CD388 Product, the Parties shall mutually agree in writing how to proceed.
8.3Recoveries from Enforcement Actions. Any recovery realized by Cidara as a result of an Infringement Action brought and controlled by Cidara, whether by way of settlement or otherwise, that is specifically attributable to Product Infringement solely with respect to CD388 or a CD388 Product, after deduction of all of Cidara’s documented, previously-unreimbursed out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such Infringement Action, shall be [***].
9.Confidentiality
9.1Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for seven years thereafter, a Party (the “Receiving Party”) receiving or otherwise in possession of (itself or through its Affiliates) Confidential Information of the other Party (the “Disclosing Party”) or its Affiliates shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any such Confidential Information. The Receiving Party may use Confidential Information only to the extent expressly authorized by, or required to accomplish the purposes of, this Agreement, including exercising its rights and performing its obligations under this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its, and its Affiliates’, employees, agents, consultants, advisors, contractors and other representatives (“Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information. For clarity, and notwithstanding the foregoing or any other provision of this Agreement or the Collaboration Agreement to the contrary:
(a)all Data generated during the Collaboration Term and all [***] will be considered the Confidential Information of Cidara, and Cidara shall be deemed the Disclosing Party and Janssen shall be deemed the Receiving Party with respect thereto;
(b)all Janssen Know-How other than any Janssen Know-How within the scope of the preceding paragraph (a) will be considered the Confidential Information of Janssen, and Janssen shall be deemed the Disclosing Party and Cidara shall be deemed the Receiving Party with respect thereto;
(c)all Cidara Know-How shall be considered the Confidential Information of Cidara, and Cidara shall be deemed the Disclosing Party and Janssen shall be deemed the Receiving Party with respect thereto; and
(d)all Joint Technology shall be considered the Confidential Information of both Parties, and each Party shall be deemed both a Disclosing Party and a Receiving Party with respect thereto.
9.2Exceptions. Confidential Information shall not include any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records, provided that the foregoing exception shall not apply to Janssen as the deemed Receiving Party with respect to Data generated during the Collaboration Term, AVC Improvement Know-How and Manufacturing Improvement Know-How; (c) is hereafter furnished to the Receiving Party on a non-confidential basis by a Third Party, as a matter of right (i.e., without breaching any obligation such Third Party may have to the Disclosing Party); or (d) is independently discovered or developed by the Receiving Party, independently of the activities undertaken by the Receiving Party pursuant to the Collaboration Agreement and this Agreement and without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously-maintained written records.

For purposes of clause (a) of this Section 9.2, no combination of elements within the Confidential Information shall be deemed to be generally known or available merely because the individual elements of such combination are generally known or available, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is generally known or available. In addition, no element within the Confidential Information shall be deemed to be generally known or available merely because it is embraced by more general information or data that is generally known or available.
9.3Authorized Disclosure. The Receiving Party may disclose Confidential Information as expressly permitted by this Agreement, or if and to the extent such disclosure is necessary in the following instances:
(a)filing or prosecuting Patent Rights as permitted by this Agreement;
(b)enforcing such Party’s rights under this Agreement and performing its obligations under this Agreement;
(c)prosecuting or defending litigation as permitted by this Agreement;
(d)complying with applicable court orders or Applicable Laws, or the listing rules of any exchange on which such Party’s securities are traded;
(e)in INDs, Marketing Approval Applications and other applications for Regulatory Approvals that the Receiving Party has the right to file, or holds, as expressly set forth in this Agreement;
(f)disclosure to the Receiving Party’s Affiliates and, in the case of Cidara, to (Sub)licensees and potential (Sub)licensees, and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential (Sub)licensee, or Representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article 9; and
(g)disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or other financing sources in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.
Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.3(c) or 9.3(d), it will, except where impracticable or legally impermissible, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information. Disclosure by the Receiving Party of

Confidential Information in accordance with any of the foregoing provisions of this Section 9.3 shall not, in and of itself, cause the information so disclosed to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 9.3, such information becomes generally known or available.
9.4Confidentiality of this Agreement. Except as otherwise provided in this Article 9, each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are otherwise made public as contemplated by Section 9.5 or to the extent such disclosure is permitted under Section 9.3.
9.5Public Announcements.
(a)The Parties have agreed upon the content of a press release which shall be issued by Cidara (or jointly by the Parties, if mutually agreed) substantially in the form attached hereto as Exhibit D, the release of which the Parties will coordinate in order to accomplish the same promptly upon execution and delivery of this Agreement. Except to the extent already disclosed in a press release or other public communication issued in accordance with this Agreement, no public announcement concerning this Agreement or the transactions described herein shall be made, either directly or indirectly, by either Party or its Affiliates, except as may be required by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)), judicial order, or stock exchange or quotation system rule, without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow the other Party to comment upon such announcement, prior to public release. In the case of press releases or other public communications required to be made by law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 9.5(a); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.
(b)Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 9.5(a) or as permitted by Section 9.3; and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 9.5(a) or as permitted by Section 9.3 or (B) non-public information about the other Party.
(c)The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded, and neither Party shall make any such filing unless the Parties have mutually agreed upon the provisions to be redacted (such agreement not to be unreasonably withheld). Each Party shall use reasonable efforts to seek and obtain confidential treatment for the provisions of this Agreement that the Parties mutually agree to redact from such filing; provided that each Party shall ultimately retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as such Party determines, based on advice of legal counsel, is required to be so disclosed. Except as expressly set forth in this Article 9, neither Party (or its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency where such filings do not disclose Confidential Information of the other Party.
(d)Notwithstanding the foregoing provisions of this Section 9.5 or any other provision of this Agreement to the contrary, from and after the Effective Date, Cidara shall be free to make public announcements, issue press releases and make other public statements, in any medium, regarding the Development, Commercialization or other exploitation by or on behalf of Cidara, its Affiliates and (Sub)licensees of Compounds (including CD388) and Products, without prior review or approval by Janssen and without notice to Janssen, subject only to clause (ii) of Section 9.5(b).
9.6Publication. Cidara shall have the sole right to publish results and information (including Data) regarding Compounds and Products, including manuscripts, oral presentations and abstracts, provided that such publications are subject to reasonable controls to protect Confidential Information of Janssen. Accordingly, if any material proposed for disclosure or publication by Cidara, such as by oral presentation, manuscript or abstract, includes Confidential Information of Janssen, then, before such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), and subject to the foregoing, Cidara shall deliver a complete copy of such material proposed for publication to Janssen at least 45 days prior to submitting the material to a publisher or initiating such other disclosure, and Janssen shall review any such material and give its comments to Cidara within 30 days of the delivery of such material to Janssen. With respect to oral presentation materials and abstracts that include Confidential Information of Janssen, Cidara shall deliver a complete copy of such materials or abstracts proposed for publication to Janssen at least 21 days prior to the anticipated date of the submission or presentation, and Janssen shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Cidara with appropriate comments, if any, but in no event later than 14 days from the date of delivery to Janssen. Cidara shall comply with Janssen’s request to delete references to Janssen’s Confidential Information in any such material.
10.Representations and Warranties
10.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Execution Date and the Effective Date, that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; (c) such Party has the full right, power and authority to grant all of the licenses and rights granted to the other Party under this Agreement; and (d) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law.
10.2Cidara Representations and Warranties. Cidara hereby represents and warrants to Janssen, as of the Execution Date that:
(a)to Cidara’s knowledge, no Joint Patents or Joint Inventions exist;
(b)Exhibit B attached hereto contains a true and complete list of the existing Cidara Compound-Specific Patents as of the Execution Date (the “Existing Cidara Compound-Specific Patents”), but, for clarity, Exhibit B need not include any patent application that has been abandoned, finally rejected or expired; and
(c)neither Cidara nor any of its Affiliates is or has been debarred or suspended under 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or is the subject of a conviction described in such section or any foreign equivalent thereof.
10.3Janssen Representations and Warranties. Janssen represents and warrants to Cidara, as of the Execution Date that:
(a)to Janssen’s knowledge, no Janssen Patents, Joint Patents or Joint Inventions exist;
(b)none of the Janssen Technology is licensed to Janssen or any Affiliate of Janssen by a Third Party, and no Third Party has any rights, title or interests in or to, or any license under, any of the Janssen Technology that would conflict with the rights and licenses granted to Cidara hereunder;
(c)to Janssen’s knowledge, neither Janssen nor any of its Affiliates is a party to any Third Party agreement (including with WuXi Biologics (Hong Kong) Limited or any of its Affiliates) under which any royalty or other payment obligations to any Third Party would accrue as a result of: (i) the Development or Commercialization of CD388, or of the CD388 Product used by or on behalf of Janssen or any Affiliate of Janssen in the conduct of the Collaboration Activities; or (ii) the Manufacture of CD388, or the CD388 Product used by or on behalf of Janssen or any Affiliate of Janssen in the conduct of the Collaboration Activities, in each case, as CD388 or such CD388 Product (as applicable) was Manufactured by or on behalf of Janssen or any of its Affiliates during the Collaboration Term;
(d)Janssen has not previously (i) assigned, transferred, conveyed or granted any license or other rights under the Janssen Technology that would conflict with or limit the scope of any of the rights or licenses granted to Cidara hereunder, or (ii) granted to any Third Party or Affiliate any license or sublicense, or option or other right to obtain a license or sublicense, to Develop, Manufacture or Commercialize CD388 or a CD388 Product, other than to Third Party contractors for the purpose of performing Development or Manufacturing activities on Janssen’s behalf during the Collaboration Term;
(e)neither Janssen nor any of its Affiliates has been a party to any, and is not a party to any pending, litigation, and Janssen has not received written notice from any Third Party, in each case, claiming that the Manufacture, use, sale, offer for sale or import of CD388 infringes or would infringe the patent or other intellectual property rights of any Third Party;
(f)Janssen has obtained, or caused all Affiliates of Janssen, as applicable, to obtain, assignments from all natural persons involved in the performance by or on behalf of Janssen or any of its Affiliates of any Development or Manufacturing activities with respect to CD388 or a CD388 Product who were employees of Janssen or any of its Affiliates of Janssen at the time of performance of such activities, of all right, title and interest in and to all Janssen Know-How (including all Data, AVC Improvement Know-How and Manufacturing Improvement Know-How) generated or developed by such natural persons in the conduct of such activities, and all such assignments are valid and enforceable;
(g)there are no claims, judgments, or settlements against or pending with respect to any Janssen Know-How (including any Data, AVC Improvement Know-How or Manufacturing Improvement Know-How) generated or developed by or on behalf of Janssen or any of its Affiliates pursuant to the Collaboration Agreement, or amounts with respect thereto, owed by Janssen or any Affiliate of Janssen, and neither Janssen nor any of its Affiliates has received written notice threatening any such claim; and
(h)neither Janssen nor any of its Affiliates has been debarred or suspended under 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or is the subject of a conviction described in such section or any foreign equivalent thereof.
10.4Mutual Covenants. In addition to any covenants made by it elsewhere in this Agreement, each Party hereby covenants to the other Party that:
(a)neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of Anti-Corruption Laws; and
(b)such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of Anti-Corruption Laws in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement.
10.5Cidara Covenants. In addition to any covenants made by it elsewhere in this Agreement, Cidara hereby covenants to Janssen that:
(a)in the event that Cidara becomes aware that any Person that is performing activities with respect to any Product on its behalf has been debarred, suspended or is the subject of a conviction described in 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its actual knowledge, is threatened, relating to such debarment, suspension or conviction, Cidara will immediately notify Janssen in writing and Cidara will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to Product;
(b)any payments made to health care practitioners (HCPs) in connection with the exercise of Cidara’s rights or performance of its obligations under this Agreement, including in connection with the sale of any CD388 Product, will be on arm’s length terms at no greater than fair market value; and
(c)neither Cidara nor any of its Affiliates will, in connection with the exercise of Cidara’s rights or performance of its obligations under this Agreement, directly or indirectly through Affiliates or Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including Cidara and its Affiliates, nor will Cidara or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of Cidara’s rights or performance of Cidara’s obligations under this Agreement.
10.6Janssen Covenants. In addition to any covenants made by it elsewhere in this Agreement, Janssen hereby covenants to Cidara that:
(a)During the Term, Janssen shall not [***];
(b)During the Term, Janssen shall not grant any Third Party any license or other right with respect to (i) any Janssen Technology or Joint Technology in derogation of the licenses and rights expressly granted to Cidara hereunder or (ii) [***];

(c)During the Term, Janssen will not, and will cause all Affiliates of Janssen not to, incur or permit to exist, with respect to any Janssen Technology or Joint Technology, any lien, encumbrance, charge, security interest, mortgage, liability or other restriction (including in connection with any indebtedness) that would conflict with the License or any of the rights granted to Cidara hereunder; and
(d)Janssen shall [***]. [***] shall mean any [***] to the extent that [***]: (i) [***]; or (ii) [***]. For clarity, [***] do not include [***].
10.7Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY, INTELLECTUAL PROPERTY RIGHTS, MATERIALS AND INVENTORY PROVIDED BY JANSSEN HEREUNDER ARE PROVIDED “AS IS.” EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. JANSSEN EXPRESSLY ACKNOWLEDGES AND AGREES THAT, DESPITE THE EFFORTS AND OBLIGATIONS REQUIRED BY THIS AGREEMENT, THE DEVELOPMENT/REGULATORY MILESTONE EVENTS OR SALES MILESTONE EVENTS MAY NOT BE ACHIEVED AND JANSSEN, IN THAT CASE, WOULD NOT BE ENTITLED TO RECEIVE THE DEVELOPMENT/REGULATORY MILESTONE PAYMENTS OR SALES MILESTONE PAYMENTS, AS THE CASE MAY BE, CORRESPONDING TO SUCH UNACHIEVED EVENTS OR UNACHIEVED NET SALES, AS THE CASE MAY BE. IN ADDITION, JANSSEN EXPRESSLY ACKNOWLEDGES THAT, DESPITE THE EFFORTS AND OBLIGATIONS REQUIRED BY THIS AGREEMENT, CIDARA MAY BE UNABLE TO MEET EXPECTED OR INTENDED TIMELINES FOR THE DEVELOPMENT OR COMMERCIALIZATION OF CD388 OR CD388 PRODUCTS.
10.8Limitation of Liability. EXCEPT IN THE CASE OF BREACH OF ARTICLE 9, OR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 12, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY LOST PROFITS OR REVENUE OF ANY KIND EVEN IF DEEMED DIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
11.Term and Termination
11.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall expire upon Cidara’s payment to Janssen of all Development/Regulatory Milestone Payments and Sales Milestone Payments under this Agreement.

11.2Termination for Material Breach. A Party shall have the right to terminate this Agreement (except as expressly set forth below in this Section 11.2) upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within [***] (or [***] with respect to any payment breach) after notice from the first Party requesting cure of the breach. Any such termination shall become effective at the end of such [***] (or [***] with respect to any payment breach as set forth in the first sentence of this Section 11.2) period unless the breaching Party has cured such breach prior to the end of such period. Notwithstanding the foregoing, if such material breach (other than a material breach arising from a failure to make a payment) cannot be reasonably cured during the foregoing cure period, but is capable of cure within [***], then the breaching Party may submit to the non-breaching Party a reasonable cure plan to remedy such material breach that is reasonably acceptable to the non-breaching Party, and upon such submission, the applicable cure period will automatically be extended for so long as the breaching Party continues to use Commercially Reasonable Efforts to cure such material breach in accordance with such cure plan, but for no more than [***] from receipt of notice of such breach (subject to the dispute resolution procedures set forth below). Any right to terminate under this Section 11.2 shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 13 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 13.
11.3Termination for Bankruptcy. A Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such other Party consents to the involuntary bankruptcy or such petition is not dismissed within 90 days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.
11.4Effect of Expiration or Termination.
(a)Expiration. Upon expiration (but not earlier termination) of this Agreement pursuant to Section 11.1: (i) the License shall automatically become fully-paid, royalty-free, irrevocable and perpetual; (ii) Section 10.6(d) shall automatically become irrevocable and perpetual; and (iii) all other rights and obligations of the Parties under this Agreement shall terminate, except as provided in Section 11.5.
(b)Termination. In the event of any termination of this Agreement by either Party pursuant to Section 11.2 or Section 11.3, the License shall automatically terminate and revert to Janssen, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided in Section 11.5.
11.5Accrued Obligations; Survival. Neither expiration nor termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. The Parties’ rights and obligations under Sections 2.2(b) and 2.2(c) (Termination of Collaboration Agreement), 3.6 (No Implied Licenses), 4.2 (No Additional Consideration), 7.1 through 7.4 (Payments; Reports; Audits) (solely with respect to amounts accrued, but unpaid, under Article 6 as of such expiration or termination), 7.5 (Records; Audits), 8.1 (Ownership), 9.1 (Confidentiality), 9.2 (Exceptions), 9.3 (Authorized Disclosure), 9.4 (Confidentiality of this Agreement), 9.6 (Publication), 10.7 (Disclaimer), 10.8 (Limitation of Liability), 11.4 (Effect of Expiration or Termination) and 11.5 (Accrued Obligations; Survival), and Articles 1 (Definitions), 12 (Indemnification), 13 (Dispute Resolution) and 14 (Miscellaneous) of this Agreement shall survive expiration or termination of this Agreement.
12.Indemnification
For clarity, the Parties’ respective rights and obligations under this Article 12 supersede Article 12 of the Collaboration Agreement, which shall not survive termination of the Collaboration Agreement pursuant to Section 2.2.
12.1By Cidara. Cidara will indemnify, defend and hold Janssen and its Affiliates and its and their respective directors, officers, employees and agents (each, a “Janssen Indemnitee”) harmless from and against any and all liabilities, expenses or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any Janssen Indemnitee may become subject as a result of any claim, demand, action or other proceeding in each case, by any Third Party (“Claim”) to the extent such Losses arise directly or indirectly out of: (a) the practice by Cidara or any of its Affiliates or Sublicensees of the License; (b) the Development, Manufacture or Commercialization of Compounds or Products by or on behalf of Cidara or any of its Affiliates or Sublicensees either (i) before the Collaboration Agreement Date of Effectiveness or (ii) after the Effective Date; (c) the breach by Cidara of any provision of the Collaboration Agreement or this Agreement (including any warranty, representation, covenant or agreement made by Cidara therein or herein); or (d) the negligence or willful misconduct of any Cidara Indemnitee (defined below); except, in each case (clauses (a)-(d)), to the extent such Losses result from the negligence or willful misconduct of any Janssen Indemnitee or the breach by Janssen of any provision of the Collaboration Agreement or this Agreement (including any warranty, representation, covenant or agreement made by Janssen therein or herein).
12.2By Janssen. Janssen will indemnify, defend and hold Cidara and its Affiliates and its and their respective directors, officers, employees and agents (each, a “Cidara Indemnitee”) harmless from and against any and all Losses to which any Cidara Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the practice by Janssen or any of its Affiliates or Sublicensees of the “License” (as such term is defined in the Collaboration Agreement) during the Collaboration Term; (b) the Development, Manufacture or Commercialization of Compounds or Products by or on behalf of Janssen or any of its Affiliates or Sublicensees during the Collaboration Term; (c) the breach by Janssen of any provision of the Collaboration Agreement or this Agreement (including any warranty, representation, covenant or agreement made by Janssen therein or herein); or (d) the negligence or willful misconduct of any Janssen Indemnitee; except, in each case (clauses (a)-(d)), to the extent such Losses result from: (i) the negligence or willful misconduct of any Cidara Indemnitee; or (ii) the breach by Cidara of any provision of the Collaboration Agreement or this Agreement (including any warranty, representation, covenant or agreement made by Cidara therein or herein).
12.3Procedure. In the event that a Party (the “Indemnified Party”) seeks indemnification under Section 12.1 or 12.2, the Indemnified Party shall: (a) inform the other Party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 12.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice); (b) permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration); and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the Claim from the Indemnified Party, the Indemnified Party may control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable and documented costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.
12.4Insurance. During the Term and for a period of not less than three years thereafter, each Party, at its own expense, shall maintain (a) general liability insurance including product liability-completed operations coverage or separately maintain product liability-completed operations insurance that, on its own or together with an umbrella policy, is in an amount not less than [***] per occurrence, and (b) clinical trial insurance in full compliance with local regulations for all clinical studies it sponsors. In the event clinical trial insurance is not required by local insurance regulations, each Party’s products-completed operations insurance shall provide coverage for products undergoing clinical study. Janssen shall have the right to self-insure all such coverage. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

13.Dispute Resolution
13.1Exclusive Dispute Resolution Mechanism. The Parties agree that, except as expressly set forth in Section 13.4, the procedures set forth in this Article 13 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to, arising out of or in connection with this Agreement, including any Party’s rights or obligations hereunder or any questions regarding the formation, existence, validity, enforceability, performance, interpretation, tort, breach or termination hereof (collectively, “Disputes”) that cannot be resolved through good faith negotiation between the Parties.
13.2Resolution by Senior Executives. In the event of any Dispute, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation. In the event that such Dispute is not resolved through such negotiation within 30 days after either Party’s request, either Party may, by written notice to the other Party, refer the Dispute to the Chief Executive Officer of Cidara and the J&J Global Head of Communicable Diseases R&D for Janssen, or their respective designees with decision-making authority (in each case, such Party’s “Senior Executive”) for attempted resolution by good faith negotiation between the Senior Executives within 30 days after such notice is received. Except as set forth in Section 13.4, if any Dispute is not resolved by the Senior Executives within the above 30-day period, either Party may, in its sole discretion, seek resolution of such Dispute in accordance with Section 13.3, and each Party hereby expressly waives its right to seek resolution of such Dispute in a court of competent jurisdiction.
13.3Arbitration.
(a)With respect to any Disputes that are not resolved by the Senior Executives in accordance with Section 13.2, the Dispute shall be submitted by either Party for resolution in arbitration administered by the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules (“AAA Rules”), except where they conflict with this Section 13.3, in which case this Section 13.3 shall control.
(b)The arbitration shall be conducted in accordance with the AAA Rules by an arbitral tribunal of three neutral arbitrators; provided that: (i) no such arbitrator shall be current or former employee or director, or current stockholder, of either Party, any of their respective Affiliates or any (Sub)licensee; (ii) each arbitrator shall have experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries; and (iii) each arbitrator shall be a lawyer with at least 15 years’ experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. Each Party shall be entitled to nominate one arbitrator. The other Party may object to the nomination on grounds of bias, lack of subject matter experience, or any other legitimate grounds. AAA will be the final decision maker if there is a dispute over the objection. Once the Party-nominated arbitrators are established, the two Party-nominated arbitrators shall nominate a third arbitrator, who shall act as chairperson. Each arbitrator shall abide by the Code of Ethics for Arbitrators in Commercial Disputes.

(c)The seat, or legal place, of arbitration shall be New York, New York, and the language used in any such proceeding shall be English.
(d)Any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et. seq.). The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery. The arbitral tribunal shall, in rendering an award, apply the substantive law of the State of New York, USA, without giving effect to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and without giving effect to any of its rules or laws relating to arbitration. The award shall include a written statement describing the essential findings and conclusions upon which the award is based, including the calculation of any damages awarded. The arbitral tribunal’s authority to award special, incidental, consequential or punitive damages or lost profits shall be subject to the limitation set forth in Section 10.8, except to the extent the substantive laws of the State of New York, USA, do not permit such limitation.
(e)Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor the arbitral tribunal may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.
(f)The award rendered by the arbitral tribunal shall be final, binding and non-appealable (subject only to the Parties’ right to request correction of any errors in computation, clerical or typographical errors, or other errors of a similar nature, and the arbitral tribunal’s right to make any such correction on its own initiative, in each case, in accordance with the AAA Rules), and judgment upon the award may be entered in any court of competent jurisdiction.
(g)Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrators and the arbitration proceedings, including costs and expenses of translators for the arbitration proceedings; provided, however, that the arbitrators may exercise discretion to award arbitration costs and translation costs, excluding attorney’s fees, to the prevailing Party.
13.4Injunctive Relief; Court Actions. Either Party may apply to the arbitral tribunal for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or other equitable relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the scope, construction, validity, and enforceability of any patent, and no such claim shall be subject to arbitration pursuant to Section 13.3.

14.Miscellaneous
14.1Rights Upon Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted under or pursuant to this Agreement to Cidara are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar foreign laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or other similar foreign laws. The Parties agree that Cidara shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code (or any comparable provision of the laws applicable to bankruptcies or insolvencies), and other similar foreign laws. Each Party acknowledges and agrees that the payments under Sections 6.2 and 6.3 constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code.
14.2Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
14.3Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms; provided, however, that those specific provisions of the Collaboration Agreement that Section 2.2 expressly states shall survive termination of the Collaboration Agreement in accordance with Section 2.2 constitute a part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, and except as expressly set forth in Section 2.2, the Collaboration Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized representative of each Party.
14.4Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, employment, agency or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Neither Party (including any successor, assignee, transferee, or Affiliate of a Party) shall treat or report the relationship between the Parties arising under this Agreement as a partnership for U.S. tax purposes without the prior written consent of the other Party, unless required by Applicable Law.
14.5Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by an authorized representative of such Party.

14.6Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:
(a)in connection with the transfer or sale of all or substantially all of such Party’s business related to the Compounds and Products to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; and
(b)to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.
The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 14.6. Further, any transfer, assignment, license or other conveyance by or on behalf of Janssen or any of its Affiliates (or any of Janssen’s and its Affiliates’ respective successors or assigns) of any Janssen Technology [***] or Janssen’s interest in any Joint Technology shall be without prejudice to the licenses, rights and covenants granted to Cidara under the Janssen Technology, Janssen’s interest in the Joint Technology, and [***] under this Agreement, and such licenses, rights and covenants granted to Cidara hereunder shall survive any such transfer, assignment, license or other conveyance. Any assignment not in accordance with this Agreement shall be void.
14.7No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.
14.8Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if this original Agreement had been executed without the invalidated, unenforceable or illegal part.
14.9Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; or (b) if delivered by overnight courier, the next Business Day the overnight courier regularly makes deliveries.

If to Janssen:	Janssen Pharmaceuticals, Inc. 1125 Trenton-Harbourton Road Titusville, New Jersey 08560 Attention: President
With a copy to:	Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, New Jersey 08933 Attention: Chief Intellectual Property Counsel
If to Cidara:	Cidara Therapeutics, Inc. 6310 Nancy Ridge Drive, Suite 101 San Diego, CA 92121 USA Attention: Chief Executive Officer
With a copy to:	Cidara Therapeutics, Inc. 6310 Nancy Ridge Drive, Suite 101 San Diego, CA 92121 USA Attention: General Counsel
14.10Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement if such failure is caused by reason of any event beyond such Party’s reasonable control including but not limited to acts of nature, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.
14.11Further Assurances. Each Party will execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
14.12Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, paragraphs and exhibits hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The word “including” (and variations thereof) as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references in this Agreement to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified. All references in this Agreement to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
14.13Counterparts; Electronic Delivery. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.
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In Witness Whereof, the Parties hereto have duly executed this License and Technology Transfer Agreement as of the Execution Date.

Cidara Therapeutics, Inc.	Janssen Pharmaceuticals, Inc.
By: /s/ Jeffrey Stein, Ph.D. Name: Jeffrey Stein, Ph.D. Title: President and Chief Executive Officer	By: /s/ Susan Hohenleitner Name: Susan Hohenleitner Title: Vice President of Finance

Exhibit A

CD388

[***]

A-1

Exhibit B

Cidara Compound-Specific Patents as of the Execution Date

[***]
B-1

Exhibit C

Technology Transfer Schedule
[***]

C-1

Exhibit D

Public Announcements

Cidara Therapeutics Reacquires Global Development and Commercial Rights to CD388 and Announces Private Placement Financing of $240 Million

-$240 million private placement financing led by RA Capital Management with significant participation by Bain Capital Life Sciences as well as BVF Partners and Canaan Partners to fund Phase 2b clinical trial
-CD388, which is active against all strains of influenza A and B, is being developed for pre-exposure prophylactic treatment

SAN DIEGO, April 24, 2024 – Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company using its proprietary Cloudbreak® platform to develop drug-Fc conjugate (DFC) immunotherapies designed to save lives and improve the standard of care for patients facing serious diseases, today announced that it has entered into a definitive agreement with Johnson & Johnson1 to reacquire the exclusive global development and commercial rights to CD388, which is in development for the prevention of all strains of influenza A and B.

Concurrent with the acquisition, Cidara closed a definitive agreement for the sale of preferred stock in a private placement led by RA Capital Management, with significant participation from Bain Capital Life Sciences, Biotech Value Fund (BVF), and Canaan Partners. The private placement provides $240 million in gross proceeds that will be used by Cidara to develop CD388 as a universal preventative against seasonal and pandemic influenza A and B, beginning with a Phase 2b clinical trial in the upcoming Northern Hemisphere influenza season. The proceeds from the private placement fund the upfront payment under the agreement with Johnson & Johnson and are expected to provide runway beyond topline data from CD388’s Phase 2b trial.

CD388 is a long-acting antiviral investigational drug invented and developed by Cidara that became the subject of an exclusive worldwide license and collaboration agreement established with Johnson & Johnson in April 2021. In September 2023, Johnson & Johnson delivered to Cidara an Election to Proceed Notice and associated milestone payment for CD388 before beginning a process to transfer its rights and obligations under the agreement to another entity.

In connection with the private placement, Laura Tadvalkar, Ph.D., Managing Director at RA Capital Management, Ryan Spencer, and James Merson, Ph.D. have been appointed to Cidara’s board of directors, while David Gollaher, Ph.D. and Timothy Franson, M.D. will be stepping down. “I thank David and Tim for their invaluable contributions, which have helped facilitate this opportunity for Cidara,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Cidara.

Dr. Stein continued, “This reacquisition of CD388, along with the capital to advance it through Phase 2b development, is transformational for Cidara and especially for those who could benefit from a long-acting, universal preventative against all forms of influenza. In our Phase 2b study later this year, we will evaluate the efficacy and safety of CD388 in providing season-long, universal protection from influenza. We believe that CD388 may have significant advantages beyond and in addition to flu vaccines, with the potential for universal
1 Agreement between Janssen Pharmaceuticals, Inc., a Johnson & Johnson Company, and Cidara Therapeutics, Inc.

D-1

protection even in the absence of a robust immune response and without the requirement for seasonal influenza strain prediction.”

All responsibility for future development, manufacturing, and commercialization activities of CD388 will be assumed by Cidara. In exchange for reacquiring the exclusive global development and commercial rights to CD388, Johnson & Johnson has received from Cidara a one-time upfront payment of $85 million and is eligible to receive potential additional development, regulatory, and commercial milestone payments.

“We have followed the development of CD388 over time with great interest,” said Dr. Tadvalkar. “As stage-agnostic company builders, we were excited to catalyze this reacquisition and financing – and to leverage the company-building capabilities of our RAVen incubator to support Cidara.”

“The support from this top-tier syndicate of new and existing investors highlights our enthusiasm and potential for CD388, the most advanced member of our Cloudbreak DFC pipeline and the new focus of the company,” added Dr. Stein. “We expect that the capital infusion from this financing, together with existing cash and the expected near-term cost savings associated with our recently announced divestiture of rezafungin to Mundipharma, positions us well to execute on the CD388 development program and advance the key assets in our pipeline.”
About CD388
CD388 is an investigational drug-Fc conjugate (DFC) comprised of multiple copies of a potent small molecule neuraminidase inhibitor stably conjugated to a proprietary Fc fragment of a human antibody. DFCs are not vaccines or monoclonal antibodies but are low molecular weight biologics which are designed to function as long-acting small molecule inhibitors. CD388 was designed to provide universal protection against all known strains of seasonal and pandemic influenza with the potential to provide season-long protection with a single subcutaneous or intramuscular administration. Importantly, because CD388 is not a vaccine, its activity is not reliant on an immune response and thereby is expected to be efficacious in individuals regardless of immune status. More information can be found at: https://www.cidara.com/cloudbreak/influenza/.
About Cidara Therapeutics
Cidara is developing immunotherapeutics designed to help improve the standard of care for patients facing serious diseases. The Company’s portfolio comprises new approaches aimed at transforming existing treatment and prevention paradigms, including DFCs from its proprietary Cloudbreak® platform targeting oncologic, viral and autoimmune diseases. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
About RA Capital
RA Capital Management is a multi-stage investment manager dedicated to evidence-based investing in public and private healthcare, life sciences, and planetary health companies. RA Capital forms and funds innovative companies, from private seed rounds to public follow-on financings, allowing management teams to drive value creation from inception through commercialization. RA Capital's knowledge engine is guided by our TechAtlas internal research division, and our in-house RAVen incubator offers experienced entrepreneurs a collaborative and comprehensive company creation platform to explore both the novel and the re-imagined. For more information, please visit www.racap.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to the proceeds from the private placement
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being expected to provide runway beyond topline data from CD388’s Phase 2b trial; the reported transactions being transformational for Cidara; whether CD388 may have significant advantages beyond and in addition to flu vaccines; and Cidara’s ability to execute on the CD388 development program and advance the key assets in its pipeline. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s pre-clinical or clinical trials, delays in action by regulatory authorities, and obstacles on the enrollment of patients or other aspects of CD388 development. These and other risks are identified under the caption “Risk Factors” in Cidara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com

MEDIA CONTACT:
Michael Fitzhugh
LifeSci Communications
mfitzhugh@lifescicomms.com

Jessica Sagers
RA Capital Management
jsagers@racap.com

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